Exhibit A-1
(Unaudited)

Nicor Inc.
Consolidating Statement of Operations
For the Year Ended December 31, 2002
(Millions, except per share data)

				Nicor Energy
		Nicor	Birdsall,	Ventures
	Nicor Inc.	Gas	Inc. (a)	Company (b)

Operating revenues	$—	$1,594.8	$266.0	$51.3

Operating expenses
Cost of gas	—	970.1	—	—
Operating and maintenance	6.3	199.6	225.4	43.5
Depreciation	—	137.6	16.9	0.5
Taxes, other than income taxes	—	109.5	3.8	0.2
Mercury-related recoveries	—	(29.0)	—	—
Property sales (gain) loss	—	—	(1.2)	(0.1)

	6.3	1,387.8	244.9	44.1

Operating income (loss)	(6.3)	207.0	21.1	7.2

Equity investment income (loss)	(2.7)	(0.1)	4.1	(8.4)

Other income (expense)
Income from continuing subsidiaries	139.6	—	—	—
Other, net	1.1	2.8	1.4	(0.1)

	140.7	2.8	1.4	(0.1)

Interest expense, net of amounts capitalized	21.4	36.3	0.6	0.7

Income (loss) before income taxes	110.3	173.4	26.0	(2.0)
Income taxes	(18.7)	64.3	6.8	(0.8)

Net income (loss)	129.0	109.1	19.2	(1.2)
Dividends on preferred stock	0.2	0.3	—	—

Earnings (loss) applicable to common stock	$128.8	$108.8	$19.2	$(1.2)

Average shares of common stock
Basic
Diluted
Earnings per average share of common stock
Basic
Diluted

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Nonoperating
		Subsidiaries,
		Adjustments
	Nicor	and
	Horizon, Inc.	Eliminations	Consolidated

Operating revenues	$—	$(14.7)	$1,897.4

Operating expenses
Cost of gas	—	—	970.1
Operating and maintenance	0.2	(8.5)	466.5
Depreciation	—	—	155.0
Taxes, other than income taxes	—	0.2	113.7
Mercury-related recoveries	—	—	(29.0)
Property sales (gain) loss	—	(4.1)	(5.4)

	0.2	(12.4)	1,670.9

Operating income (loss)	(0.2)	(2.3)	226.5

Equity investment income (loss)	1.3	—	(5.8)

Other income (expense)
Income from continuing subsidiaries	—	(139.6)	—
Other, net	0.4	(2.2)	3.4

	0.4	(141.8)	3.4

Interest expense, net of amounts capitalized	0.2	(20.7)	38.5

Income (loss) before income taxes	1.3	(123.4)	185.6
Income taxes	0.5	5.5	57.6

Net income (loss)	0.8	(128.9)	128.0
Dividends on preferred stock	—	(0.3)	0.2

Earnings (loss) applicable to common stock	$0.8	$(128.6)	$127.8

Average shares of common stock
Basic			44.1
Diluted			44.3
Earnings per average share of common stock
Basic			$2.90
Diluted			2.88

(a)	From Birdsall, Inc. consolidated column on Exhibit A-4.
(b)	From Nicor Energy Ventures Company consolidated column on Exhibit A-7.

Note:	Subsidiaries combined under “Other Subsidiaries” in Exhibits A-4 through A-9 aggregate less than 2% of Nicor Inc. consolidated assets or consolidated revenue.